EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of NICE-Systems Ltd. for the registration of an additional 2,000,000 of its ordinary shares under its 2008 Share Incentive Plan of our report dated March 23, 2016 with respect to the consolidated financial statements of NICE-Systems Ltd., and the effectiveness of internal control over financial reporting of NICE-Systems Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 23, 2016.

/s/ KOST, FORER, GABBAY & KASIERER KOST, FORER, GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
March 23, 2016